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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                               SCHEDULE 14D-9/A

                     Solicitation/Recommendation Statement
                         Pursuant to Section 14(d)(4)
                    of the Securities Exchange Act of 1934

                                AMENDMENT NO. 2

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                         SANTA FE PACIFIC CORPORATION
                           (Name of Subject Company)

                         SANTA FE PACIFIC CORPORATION
                     (Name of Person(s) Filing Statement)

                    Common Stock, par value $1.00 per share
                        (Title of Class of Securities)

                          Common Stock - 802183 10 3
                     (CUSIP Number of Class of Securities)

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                              Jeffrey R. Moreland
                   Vice President - Law and General Counsel
                         Santa Fe Pacific Corporation
                              1700 East Golf Road
                        Schaumburg, Illinois 60173-5860
                                (708) 995-6000

      (Name, address and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

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                                   Copy to:
                                Scott J. Davis
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                         Chicago, Illinois 60603-3441
                                (312) 782-0600

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STATEMENT IN RESPONSE TO BURLINGTON NORTHERN/SANTA FE OFFER

        Santa Fe Pacific Corporation (the "Company") hereby amends and supplements its statement on Schedule 14D-9 (the "Original Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") on December 23, 1994 as amended by Amendment No. 1 thereto. Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Original Schedule 14D-9.

ITEM 4. THE SOLICITATION OR RECOMMENDATION.

        The information set forth in the "Recommendation of SFP Board of Directors" section of the Supplement dated January 13, 1995 to the Offer to Purchase dated December 23, 1994, which is attached hereto as Exhibit 22, is incorporated herein by reference.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.


                                 EXHIBIT INDEX


     Exhibit No.                    Description
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     Exhibit 22 - Supplement dated January 13, 1995 to the Offer to Purchase dated December 23, 1994.

     Exhibit 23 - SFP's Annual Report on Form 10-K/A, amendment No. 2 filed October 5, 1994, for the year ended December 31, 1993.

     Exhibit 24 - SFP's Current Report on Form 8-K/A dated August 3, 1994 and filed October 5, 1994.

     Exhibit 25 - SFP's Quarterly Report on Form 10-Q for the period ended September 30, 1994.

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

January 13, 1995                    /s/ Jeffrey R. Moreland
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    (Date)                          Jeffrey R. Moreland
                                    Vice President - Law
                                    and General Counsel